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Exhibit 23.4



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 18, 2001, relating to the statement of net assets available for benefits of the Chevron Corporation Profit Sharing/Savings Plan as of December 31, 2000 and the related statement of changes in net assets available for benefits for the year then ended, which report appears on page 1 of exhibit 3 of the Chevron Corporation Profit Sharing/Savings Plan's Annual Report on Form 11-K for the year ended December 31, 2000.

/s/ MORRIS DAVIS & CHAN LLP


Morris, Davis & Chan LLP
Oakland, California
October 30, 2001


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